As filed with the Securities and Exchange Commission on June 11, 1999

                                         Registration Statement No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           _________________________
                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           _________________________

                            BOSTON PROPERTIES, INC.
            (Exact name of Registrant as specified in its charter)

       Delaware                                          04-2473675
       (State or other jurisdiction                     (I.R.S. Employer
       of incorporation or organization)               Identification No.)

                              800 Boylston Street
                          Boston, Massachusetts 02199
                                (617) 236-3300
             (Address, including zip code, and telephone number,
       including area code of Registrant's principal executive offices)


                        Mortimer B. Zuckerman, Chairman
            Edward H. Linde, President and Chief Executive Officer
                            BOSTON PROPERTIES, INC.
                              800 Boylston Street
                          Boston Massachusetts 02199
                                (617) 236-3300
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                         _____________________________

                                   Copy to:

                            GILBERT G. MENNA, P.C.
                           ETTORE A. SANTUCCI, P.C.
                          Goodwin, Procter & Hoar LLP
                                Exchange Place
                       Boston, Massachusetts  02109-2881
                                (617) 570-1000
                         _____________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                       Proposed Maximum     Proposed Maximum
                                     Amount to be     Offering Price Per  Aggregate Offering      Amount of
Title of Shares Being Registered    Registered(2)         Share(3)             Price(3)       Registration Fee
Common Stock, par value $.01
 per share(1)                          592,916               $35.16          $20,846,927          $5,795.45
===============================================================================================================

(1) This Registration Statement also relates to the rights to purchase shares of Series E Junior Participating Cumulative Preferred Stock of the Registrant which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant's Shareholder Rights Agreement dated June 16, 1997. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. Because no separate consideration is paid for the rights, the registration fee therefor is included in the fee for the Common Stock.
(2) Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split-up recapitalization or other similar event.
(3) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices on the New York Stock Exchange on June 10, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

    *************************************************************************
    *  The information in this prospectus is not complete and may be        *
    *  changed. These securities may not be sold until the registration     *
    *  statement filed with the Securities and Exchange Commission is       *
    *  effective. This prospectus is not an offer to sell these securities  *
    *  and it is not soliciting an offer to buy these securities in any     *
    *  state where the offer or sale is not permitted.                      *
    *************************************************************************

                  Subject to Completion.  Dated June 11, 1999.



Prospectus
----------


                        592,916 Shares of Common Stock



                            Boston Properties, Inc.


                                 ------------


     The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 592,916 shares of common stock of Boston Properties, Inc. The selling stockholders may only offer the common stock for sale if they exercise their right to tender their units of Boston Properties Limited Partnership, our operating partnership, for cash, and we exercise our right to issue common stock to them instead of cash. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders, but we have agreed to bear the expenses of registering such shares.


     Our common stock is listed on the New York Stock Exchange under the symbol "BXP."



                              --------------------



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.


                              --------------------


                 The date of this prospectus is June __, 1999.

                               PROSPECTUS SUMMARY

     This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. As this is a summary, it may not contain all information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in our common stock.

     Unless the context otherwise requires, all references to "we," "us" or "our company" in this prospectus refer collectively to Boston Properties, Inc., a Delaware corporation, and its subsidiaries, including Boston Properties Limited Partnership, a Delaware limited partnership, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

                             --------------------

                         About Boston Properties, Inc.

     Boston Properties, Inc. is a real estate investment trust or "REIT." We are one of the largest owners and developers of office properties in the United States, with a significant presence in Greater Boston; Midtown Manhattan; Greater Washington, D.C.; Greater San Francisco; Princeton/East Brunswick, New Jersey; Richmond, Virginia; and Baltimore, Maryland. We conduct substantially all our business through Boston Properties Limited Partnership. As of March 31, 1999, we owned 124 properties, aggregating more than 32 million square feet.
Our properties consist of 111 office properties, consisting of 79 Class A office buildings, including eight under development and 32 properties that support both office and technical uses, nine industrial properties, three hotels and one parking garage. We are the sole general partner and the owner of approximately 67.3% of the economic interests in Boston Properties Limited Partnership. Our principal executive office is located at 800 Boylston Street, Boston, Massachusetts 02199; telephone number (617) 236-3300. Our common stock is listed on the New York Stock Exchange under the symbol "BXP."

     Additional information regarding Boston Properties, including our audited financial statements and descriptions of Boston Properties, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 4.

                                 The Offering

     This prospectus relates to up to 592,916 shares of our common stock that may be offered for sale by the selling stockholders if, and to the extent that, they tender their common units of Boston Properties Limited Partnership for cash, and we exercise our right to issue common stock to them instead of cash. Boston Properties Limited Partnership originally issued these units to the selling stockholders in connection with our May 28, 1998 acquisition of a parcel of land in Montgomery County, Maryland, known as Tower Oaks. Each selling shareholder is a direct or indirect former owner of the Tower Oaks property. In connection with this acquisition, we entered into a registration rights and
lock-up agreement with the selling stockholders.   Under the terms of that
agreement, the selling stockholders could not tender their units for redemption until after May 29, 1999. We are registering the common stock covered by this prospectus in order to fulfill our contractual obligations under the registration rights and lock-up agreement. Registration of the common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholders.

     Pursuant to the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, as amended, unitholders may tender their common units of Boston Properties Limited Partnership for cash equal to the value of an equivalent number of shares of our common stock. In lieu of delivering cash, however, we may, at our option, choose to acquire any units so tendered by issuing common stock in exchange for the units. The common stock will be exchanged for units on a one-for-one basis. This one-for-one exchange ratio may be adjusted to prevent dilution.

     We have agreed to bear the expenses of the registration of the common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any common stock offered under this prospectus.


                     Tax Status of Boston Properties, Inc

     We have elected to qualify as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code. As long as we qualify for taxation as a real estate investment trust, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our stockholders. Even if we qualify for taxation as a real estate investment trust, we may be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and information at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including, Boston Properties, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.


                    INCORPORATION OF DOCUMENTS BY REFERENCE


     The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus supplement or the attached prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until we sell all of the securities:

     .  our Annual Report on Form 10-K for the year ended December 31, 1998;

     . our Proxy Statement dated March 31, 1999 prepared in connection with our Annual Meeting of Stockholders held on May 5, 1999;

     . our Quarterly Report on Form 10-Q for the three months ended March 31, 1999;

     .  our Current Reports on Form 8-K dated April 27, 1999 and May 25, 1999;

     . the description of our common stock contained in our Registration Statement on Form 8-A, filed on June 12, 1997 and all amendments and reports updating such description; and

     . the description of the rights to purchase shares of our Series E Junior Participating Cumulative Preferred Stock contained in our registration statement on Form 8-A, filed on June 12, 1997, and the description contained in our registration statement on Form 8-A/A filed on June 16, 1997 amending such description, and all amendments and reports updating that description.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend" and other similar expressions, they generally identify forward-looking statements. Forward-looking statements include, for example, statements relating to acquisitions and related financial information, development activities, business strategy and prospects, future capital expenditures, sources and availability of capital, environmental and other regulations and competition.

     You should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements. Some of the factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following:

     . we are subject to general risks affecting the real estate industry, such as the need to enter into new leases or renew leases on favorable terms to generate rental revenues, and dependence on our tenants' financial condition;

     . we may fail to identify, acquire, construct or develop additional properties; we may develop properties that do not produce a desired yield on invested capital; or we may fail to effectively integrate acquisitions of properties or portfolios of properties;

     . financing may not be available, or may not be available on favorable terms;

     . we need to make distributions to our stockholders for us to qualify as a real estate investment trust, and if we need to borrow the funds to make such distributions such borrowings may not be available on favorable terms;

     . we depend on the primary markets where our properties are located and these markets may be adversely affected by local economic and market conditions which are beyond our control;

     .  we are subject to potential environmental liabilities;

     . we are subject to complex regulations relating to our status as a real estate investment trust and would be adversely affected if we failed to qualify as a real estate investment trust; and

     . market interest rates could adversely affect the market prices for our common stock, as well as our performance and cash flow.

     We caution you that, while forward looking statements reflect our good faith beliefs, they are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                  OUR COMPANY


Boston Properties, Inc.

     . We are one of the largest owners and developers of office properties in the United States , with a significant presence in Greater Boston; Midtown Manhattan; Greater Washington, D.C.; Greater San Francisco, Princeton/East Brunswick, New Jersey; Richmond, Virginia; and Baltimore, Maryland.

     . As of March 31, 1999, we owned 124 properties, aggregating more than 32 million square feet. Our properties consist of 111 office properties, consisting of 79 Class A office buildings, including eight under development and 32 properties that support both office and technical uses, nine industrial properties, three hotels and one parking garage.

     . We are a Delaware corporation formed in 1997 to continue and expand the operations of our predecessor organization founded by Messrs. Mortimer
        B. Zuckerman and Edward H. Linde. We have elected to be taxed as a real estate investment trust for federal income tax purposes and operate principally through Boston Properties Limited Partnership, a Delaware limited partnership. We are currently an approximate 67.3% economic owner of the common equity of Boston Properties Limited Partnership. We control Boston Properties Limited Partnership as its sole general partner.

     . Our executive offices are located at 800 Boylston Street, Boston, Massachusetts 02199 and our telephone number is (617) 236-3300.

                          DESCRIPTION OF COMMON STOCK

     The following is a summary of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation, bylaws, our shareholder rights plan and the Delaware General Corporate Law. Our shareholder rights plan is summarized below. Our shareholder rights plan, certificate of incorporation and bylaws are incorporated by reference into the registration statement of which this prospectus is a part.

General

     Under our certificate of incorporation, we have authority to issue 250,000,000 shares of common stock, par value $.01 per share. As of May 13, 1999, 63,548,144 shares of common stock were issued and outstanding. In addition, as of May 13, 1999, 23,816,811 common units of Boston Properties Limited Partnership which are exchangeable for common stock on a one-for-one basis were outstanding. We may issue common stock from time to time. Our board of directors must approve the amount of stock we sell and the price for which it is sold. Holders of our common stock do not have any preferential rights or preemptive rights to buy or subscribe for capital stock or other securities that we may issue. However, each outstanding share of our common stock currently has attached to it one preferred share purchase right issued under our shareholder rights plan, which is summarized below. Our common stock does not have any redemption or sinking fund provisions or any conversion rights.

     All of our common stock, when issued, will be duly authorized, fully paid and nonassessable. This means that the full price for our outstanding common stock will have been paid at the time of issuance and that any holder of our common stock will not later be required to pay us any additional money for such common stock.

Dividends

     Subject to the preferential rights of any other shares of our stock and the provisions of our certificate of incorporation regarding excess shares, holders of our common stock may receive dividends out of assets that we can legally use to pay dividends, when and if, they are authorized and declared by our board of directors. Each common stockholder shares in the same proportion as other common stockholders out of assets that we can legally use to pay distributions after we pay or make adequate provision for all of our known debts and liabilities in the event we are liquidated, dissolved or our affairs are wound up.

Voting rights

     Subject to the provisions of our certificate of incorporation regarding excess shares, holders of common stock will have the exclusive power to vote on all matters presented to our stockholders, including the election of directors, except as otherwise provided by Delaware law or as provided with respect to any other shares of our stock. Holders of our common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that at any meeting of our stockholders, the holders of a majority of the outstanding common stock can elect all of the directors then standing for election.

Other rights

     Subject to the provisions of our certificate of incorporation regarding excess shares, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law.

     Holders of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

     Delaware law generally requires that we obtain the approval of a majority of the outstanding shares of our common stock that are entitled to vote before we may consolidate our stock or merge with another corporation. However, Delaware law does not require that we seek approval of our stockholders to enter into a merger in which we are the surviving corporation following the merger if:

     . our certificate of incorporation is not amended in any respect by the merger;

     . each share of our stock outstanding prior to the merger is to be an identical share of stock following the merger; and

     . any shares of common stock (together with any other securities convertible into shares of common stock) to be issued or delivered as a result of the merger represent no more than 20% of the number of shares of our common stock outstanding immediately prior to the merger.

Restrictions on ownership

     For us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year. To assist us in meeting this requirement, we may take actions such as the automatic conversion of shares in excess of this ownership restriction into excess shares to limit the ownership of our outstanding equity securities, actually or constructively, by one person or entity. See "Limits on Ownership of Stock" beginning on page 11.

Transfer agent

     The transfer agent and registrar for our common stock is BankBoston, N.A.

Preferred shares

     Under our certificate of incorporation, we have authority to issue up to 50,000,000 shares of preferred stock. At May 13, 1999, we had outstanding 2,000,000 shares of Series A Convertible Redeemable Preferred Stock. The general terms of our Series A convertible redeemable preferred stock are as follows:

     . Dividends on our Series A stock are cumulative from the date of original issuance and payable quarterly generally at a rate of 5.0% per annum through March 31, 1999; 5.5% through December 31, 1999; 5.625% through December 31, 2000; 6.0% through December 31, 2001; 6.5% through December 31, 2002; 7.0% until May 12, 2009; and 6.0% thereafter.

     . On or after December 31, 2002, shares of our Series A stock are convertible, at the holder's election, into shares of our common stock at a conversion price of $38.10 per share of common stock.

     . Beginning on May 12, 2009, the Series A stock may be redeemed in six annual tranches at the election of either the holder or us. The liquidation preference of our Series A stock is $50 per share.

     Under our certificate of incorporation, we have authority to issue up to 150,000,000 shares of Series E Junior Participating Cumulative Preferred Stock. At May 13, 1999, none of the Series E Junior Participating Cumulative Preferred Stock were issued or outstanding. Shares of our Series E Junior Participating Cumulative Preferred Stock may be issued under our shareholder rights plan, which is summarized beginning on page 9.

     We do not have any other preferred stock outstanding as of the date of this prospectus. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors. Prior to issuance of shares of each series, our board of directors is required by the Delaware General Corporation Law and our certificate of incorporation to fix for each series, subject to the provisions of our certificate of incorporation regarding excess shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Delaware law. The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of our common stock might believe to be in their best interests or in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then market price of such common stock.

Shareholder rights plan

     In 1997, our board of directors adopted a shareholder rights plan and entered into a shareholder rights agreement with BankBoston, N.A., as rights agent. The purpose of our Shareholder rights plan is to enhance our board of directors' ability to protect our stockholders' interests by ensuring that such stockholders receive fair treatment in the event that any coercive takeover attempt of Boston Properties is made in the future. The rights plan is intended to provide our board of directors with sufficient time to consider any and all alternatives to such an action. The rights may discourage, delay or prevent hostile takeovers. They are not intended, however, to interfere with any merger or other business combination approved by our board of directors.

     Under our shareholder rights plan, one preferred stock purchase right is attached to each outstanding share of our common stock. We refer to these preferred stock purchase rights as the "rights." Each share of common stock issued in the future will also receive a right until any of the rights become exercisable. Until a right is exercised, the holder of a right does not have any additional rights as a stockholder. These rights will expire on June 11, 2007, unless previously redeemed or exchanged by us as described below. These rights trade automatically with our common stock and will separate from the common stock and become exercisable only under the circumstances described below.

     In general, the rights will become exercisable when the first of the following events happens:

     1. ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 15% or more of the sum of our outstanding common stock and excess stock; or

     2. ten business days, or such other date determined by our board of directors, after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the sum of our outstanding common stock and excess stock.

Under our shareholder rights plan, our common stock that may be issued in exchange for outstanding common units of limited partnership interest in Boston Properties Limited Partnership are not included in the definition of beneficial ownership.

     However, if a person who became a limited partner of Boston Properties Limited Partnership at the time of our initial public offering acquires beneficial ownership of 15% or more of the sum of our common stock and excess stock, the rights will not become exercisable unless the acquisition results in that person acquiring a greater percentage of the outstanding shares of our outstanding common stock plus outstanding common units of limited partnership interest of Boston Properties Limited Partnership than the percentage of outstanding shares of common stock plus outstanding common units of limited partnership interest of Boston Properties Limited Partnership that person held at the completion of our initial public offering. In addition, no group of which a person who became a partner of Boston Properties Limited Partnership at the time of our initial public offering is a member will be deemed to beneficially own our common stock and excess stock owned by that person. Common units of limited partnership interest of Boston Properties Limited Partnership held by Boston Properties are excluded in making these calculations.

     If the rights become exercisable, holders of the rights will be able to purchase from us a unit of preferred stock equal to one ten-thousandth of a share of our Series E Junior Participating Cumulative Preferred Stock at a price of $100 per unit, subject to adjustment. We have designated 200,000 shares of Series E Junior Participating Cumulative Preferred Stock and have reserved such shares for issuance under our shareholder rights plan. However, all rights owned by any persons or groups triggering the event shall be void.

     In addition, if at any time following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the sum of our outstanding common stock and excess stock:

     . we enter into a merger or other business combination transaction in which we are not the surviving entity;

     . we enter into a merger or other business combination transaction in which all or part of our common stock is exchanged; or

     . we sell, transfer or mortgage 50% or more of our assets or earning power,

then each holder of a right, other than rights held by the person or group who triggered the event, will be entitled to receive, upon exercise, common stock of the acquiring company equal to two times the purchase price of the right.

     At any time after our public announcement that a person or group has acquired beneficial ownership of 15% or more of the sum of our outstanding common stock and excess stock, our board of directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for shares of our common stock or units of Series E Preferred Stock at an exchange ratio of one share or one unit per right. However, our board of directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of our outstanding common stock.

     We may redeem the rights at $.001 per right at any time before the date that is ten days after a public announcement that a person or group has acquired beneficial ownership of 15% or more of the sum of our outstanding common stock and excess stock. We may extend this redemption period at any time while the rights are still redeemable. The rights will expire at the close of business on June 11, 2007 unless we redeem them before that date.

     The above description of our shareholder rights plan is not intended to be a complete description. For a full description of the shareholder rights plan, you should read the rights agreement. You may obtain a copy of the rights agreement at no charge by writing to us at the address listed on page 6.

                       LIMITS ON OWNERSHIP OF OUR STOCK


Ownership limits

     For us to qualify as a real estate investment trust under the Internal Revenue Code, among other things, not more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year other than the first year, and such stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months other than the first year or during a proportionate part of a shorter taxable year. In order to protect us against the risk of losing our status as a real estate investment trust due to a concentration of ownership among our stockholders, our certificate of incorporation provides that generally no holder may beneficially own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 6.6% of any class or series of our stock. Under our certificate of incorporation, a person generally "beneficially owns" shares if:

     .  such person has direct ownership of such shares,

     . such person has indirect ownership of such shares taking into account the constructive ownership rules of Section 544 of the Internal Revenue Code, as modified by Section 856(h)(1)(B) of the Internal Revenue Code, or

     . such person would be deemed to beneficially own such shares pursuant to Rule 13d-3 under the Exchange Act of 1934, as amended.

     Our certificate of incorporation allows two exceptions to the 6.6% ownership limit :

     15% Related party ownership limit:

     Each of Messrs. Zuckerman and Linde, together with their respective heirs, legatees, devisees and any other person whose beneficial ownership of our common stock would be attributed under the Internal Revenue Code to them, are subject to an ownership limit of 15% for each of them together with such persons related to them.

     15% Look-through entity ownership limit:

     Pension plans described in Section 401(a) of the Internal Revenue Code and mutual funds registered under the Investment Company Act of 1940 are subject to an ownership limit of 15%. Pension plans and mutual funds are among the entities that are not treated as stockholders under the "five or fewer requirement." Rather, the beneficial owners of such entities will be counted as stockholders for this purpose.

     The foregoing restrictions will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust. In addition, the foregoing restrictions do not apply with respect to an offeror in the event of an all cash tender offer by it which has been accepted by at least two-thirds of our outstanding stock.

Shares in excess of ownership limits

     Transfers of our stock or any security convertible into our stock or other events that would create a direct or indirect ownership of our stock that would:

     .  violate the 6.6% ownership limit;

     .  violate the 15% ownership limit for related parties:

     .  violate the 15% ownership limit for look-through entities; or

     . result in our disqualification as a real estate investment trust, including any transfer that results in:

        .  our stock being owned by fewer than 100 persons,

        . Boston Properties being "closely held" with the meaning of Section 856(h) of the Internal Revenue Code, or

        . Boston Properties constructively owning 10% or more of one of our tenants shall be null and void and of no effect with respect to the shares in excess of the applicable limit. Any such shares in excess of an applicable limitation will be converted automatically into an equal number of shares of our excess stock that will be transferred by operation of law to a trust for the benefit of a qualified charitable organization selected by us, but not affiliated with us.
As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell such excess shares to a person or entity who could own such shares without violating the applicable limit and distribute to the original transferee-stockholder an amount equal to the lesser of:

     .  the proceeds of such sale, or

     . the price paid for our stock in excess of the applicable limit by the original transferee-owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the fair market value of the excess shares on the date they are sold by the trust.

     All dividends and other distributions received with respect to the excess shares prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the original transferee-owner will be distributed to the beneficiary of the trust.

Right to purchase excess shares

     In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any excess shares are held by the trust, to purchase all or any portion of the excess shares for the lesser of the price paid for the shares in excess of the applicable limit by the original transferee-stockholder or the market price of our stock on the date we exercise our option to purchase, which amount will be paid to the original transferee-stockholder. The market price will be determined in the manner set forth in our certificate of incorporation. The 90-day period begins on the date of the violative transfer if the original transferee-stockholder gives notice to us of the transfer or, if no such notice is given, the date on which the board of directors determines that a violative transfer has been made.

Disclosure of stock ownership by our stockholders

     Each of our stockholders will upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to real estate investment trusts, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations may have the effect of precluding the acquisition of control of Boston Properties unless our board of directors determines that our maintenance of real estate investment trust status is no longer in our best interests.

                   IMPORTANT PROVISIONS OF DELAWARE LAW AND
                  OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     The following is a summary of important provisions of Delaware law and our certificate of incorporation and bylaws which affect us and our stockholders. The description below is intended as only a summary. You can access complete information by referring to Delaware General Corporation Law and our certificate of incorporation and bylaws.

Business combinations with interested stockholders under Delaware law

     Section 203 of the Delaware General Corporation Law prevents a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     . before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

     . the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the beginning of the transaction in which it became an interested stockholder, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide participants with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     . after the date on which the interested stockholder became an interested stockholder, the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

     As defined in Section 203, an "interested stockholder" is generally a person owning 15% or more of the outstanding voting stock of the corporation. As defined in Section 203, a "business combination" includes mergers, consolidations, stock and assets sales and other transactions with the interested stockholder.

     The provisions of Section 203 may have the effect of delaying, deferring or preventing a change of control of Boston Properties.

Amendment of our certificate of incorporation and bylaws

     Amendments to our certificate of incorporation must be approved by our board of directors and generally by the vote of a majority of the votes entitled to be cast at a meeting of our stockholders. However, a 75% stockholder vote is required for amendments dealing with fundamental governance provisions of our certificate of incorporation, such as:

     .  stockholder action

     .  the powers, election of, removal of and classification of directors

     .  limitation of liability

     .  amendment of our certificate of incorporation

     Unless otherwise required by law, our board of directors may amend our bylaws by a majority vote of our directors then in office. Our bylaws may also be amended by a majority stockholder vote if our board of directors recommends the approval of the amendment, and otherwise by a 75% stockholder vote.

Meetings of stockholders

     Under our bylaws, we will hold annual meetings of our stockholders at such date and time as determined by our board of directors, Chairman or President. Our bylaws require advance notice for our stockholders to make nominations of candidates for our board of directors or bring other business before an annual meeting of our stockholders. Only our board of directors can call special meetings of our stockholders and any special meeting is restricted to considering and acting upon matters set forth in the notice of that special meeting.

Board of directors

     Our board of directors is divided into three classes. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified.

     Our certificate of incorporation provides that a 75% vote of our board of directors is required to approve fundamental changes or actions, including:

     . a change of control of Boston Properties or of Boston Properties Limited Partnership

     . any amendment to the limited partnership agreement of Boston Properties Limited Partnership

     . any waiver of the limitations on ownership contained in our certificate of incorporation

     .  certain issuances of equity securities by Boston Properties

     .  termination of our status as a REIT.

Shareholder rights plan and ownership limitations

     We have adopted a shareholder rights agreement. In addition, our certificate of incorporation contains provisions that limit the ownership by any person of shares of any class or series of our capital stock. See "Shareholder rights plan" beginning on page 9 and "Limits on ownership of our stock" beginning on page 11.

Limitation of directors' and officers' liability

     Our certificate of incorporation generally limits the liability of our directors to Boston Properties to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended. The Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation's best interests and, in the case of a criminal proceeding, provided such person had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of a corporation unless the directors successfully defend the action or indemnification is ordered by the court.

     Our bylaws provide that our directors and officers will be, and, in the discretion of our board of directors, non-officer employees may be, indemnified by Boston Properties to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of Boston Properties. Our bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

     Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Boston Properties pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification agreements

     We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and executive officers to the fullest extent permitted by law and advance to our directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by our directors and executive officers seeking to enforce their rights under the indemnification agreements and cover our directors and executive officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by our certificate of incorporation and our bylaws, it provides greater assurance to our directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our board of directors or by our stockholders to eliminate the rights it provides.

FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT

     The following is a general summary of the material federal income tax considerations and consequences associated with an investment in our common stock. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects or consequences that might be relevant to you in light of your personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker-dealers. The Internal Revenue Code provisions governing the federal income tax treatment of real estate investment trusts are highly technical and complex, and this summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law and on representations from us concerning our compliance with the requirements for qualification as a real estate investment trust.

     We urge you, as a prospective investor, to consult your own tax advisor with respect to the specific federal, state, local, foreign and other tax consequences to you of the purchase, holding and sale of our common stock.

Federal income taxation

     In the opinion of our tax counsel, Goodwin, Procter & Hoar LLP, commencing with our first taxable year ended December 31, 1997, we have been organized in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code, and our method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations. We may not, however, have met or continue to meet such requirements. Qualification as a real estate investment trust depends upon us having met and continuing to meet the various requirements imposed under the Internal Revenue Code through actual operating results. Goodwin, Procter & Hoar LLP has relied on our representations regarding our operations and has not and will not review these operating results. No assurance can be given that actual operating results have met or will meet these requirements.

     If we have qualified and continue to qualify for taxation as a real estate investment trust, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to stockholders. The real estate investment trust provisions of the Internal Revenue Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal double taxation on earnings that usually results from investments in a corporation. "Double taxation" refers to taxation of income once at the corporate level when earned and once again at the stockholder level when distributed. Additionally, a real estate investment trust may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the stockholders of the real estate investment trust will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the real estate investment trust.

Failure to qualify

     If we fail to qualify for taxation as a real estate investment trust in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, and subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, we must derive a minimum percent of our gross income from specified sources in order to qualify as a real estate investment trust. If we fail to satisfy these gross income tests because nonqualifying income that we intentionally incur exceeds the limit on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause, which is a condition to qualification for relief from the four-year disqualification rule.

Taxation of United States stockholders and potential tax consequences of their investment in our common stock

     When we refer to a United States stockholder, we mean a holder of common stock that is for federal income tax purposes

     .  an individual who is a citizen or resident of the United States;

     . a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

     . a partnership, trust or estate treated as a domestic partnership, trust or estate.

For any taxable year for which we qualify for taxation as a real estate investment trust, amounts distributed to taxable United States stockholders will be taxed as follows.

     Distributions generally. Distributions other than capital gain dividends to United States stockholders will be taxable as dividends to the extent of our current or accumulated earnings and profits as determined for federal income tax purposes. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any of our outstanding preferred shares and then to our common stock. Such dividends will be taxable to the stockholders as ordinary income and will not be eligible for the dividends-received deduction for corporations. To the extent that we make a distribution to a United States stockholder in excess of current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital with respect to the shares, reducing the United States stockholder's tax basis in the shares, and the distribution in excess of a United States stockholder's tax basis in the shares will be taxable as gain realized from the sale of the shares. Dividends declared by us in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of the year, provided that the dividend is actually paid by us during January of the following calendar year. United States stockholders may not include on their own federal income tax returns any of our tax losses.

     Capital gain dividends. Dividends to United States stockholders that are properly designated by us as capital gain dividends will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gains, for the taxable year without regard to the period for which the stockholder has held its common stock. However, corporate stockholders may be required to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     Retained capital gains. A real estate investment trust may elect to retain, rather than distribute, its net long-term capital gains received during the year. To the extent designated by the real estate investment trust in a notice to its stockholders, the real estate investment trust will pay the income tax on such gains and the real estate investment trust stockholders must include their proportionate share of the undistributed long-term capital gains so designated in income. Each real estate investment trust stockholder will be deemed to have paid its share of the tax paid by the real estate investment trust, which will be credited or refunded to the stockholder. The basis of each stockholder's real estate investment trust shares will be increased by its proportionate amount of the undistributed long-term capital gains, net of the tax paid by the real estate investment trust, included in such stockholder's long-term capital gains.

     Passive activity loss and investment interest limitations. Distributions, including deemed distributions of undistributed long-term capital gains, from us and gain from the disposition of common stock will not be treated as passive activity income, and therefore stockholders may not be able to apply any passive losses against such income. Dividends from us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deductibility of investment interest. However, net capital gain from the disposition of common stock or capital gain dividends, including deemed distributions of undistributed long-term capital gains, generally will be excluded from investment income.

     Sale of the common stock. Upon the sale or exchange of common stock, the United States stockholder will generally recognize gain or loss equal to the difference between the amount realized on such sale and the tax basis of the common stock sold or exchanged. Assuming such shares are held as a capital asset, such gain or loss will be a long-term capital gain or loss if the shares have been held for more than one year. However, any loss recognized by a United States stockholder on the sale of common stock held for not more than six months and with respect to which capital gains were required to be included in such stockholder's income will be treated as a long-term capital loss to the extent of the amount of such capital gains so included.

     Treatment of tax-exempt stockholders. Distributions, including deemed distributions of undistributed long-term capital gains, from us to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute unrelated business taxable income unless the stockholder has borrowed to acquire or carry its common stock. However, certain qualified trusts that hold more than 10% by value of the shares of a particular real estate investment trust may be required to treat a specified percentage of these distributions, including deemed distributions of undistributed long-term capital gains, as unrelated business taxable income.

Backup withholding

     Under the backup withholding rules, a United States stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid on, and gross proceeds from the sale of, the common stock unless such stockholder (1) is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder who does not provide us with its current taxpayer identification number may be subject to penalties imposed by the Commissioner of the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

     We will report to stockholders and the Internal Revenue Service the amount of any reportable payments, including any dividends paid, and any amount withheld with respect to the common stock during the calendar year.

State and local tax

     Boston Properties and our stockholders may be subject to state and local tax in various states and localities, including those in which we or our stockholders transact business, own property or reside. The tax treatment of us and our stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, as a prospective investor, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

                REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS

     The following is a summary of the material terms and provisions of the registration rights and lock-up agreements, which we entered into in connection with our May 28, 1998 acquisition of a parcel of land in Montgomery County, Maryland. It may not contain all the information that is important to you. You can access complete information by referring to the registration rights and lock-up agreement.

     Under the registration rights and lock-up agreement, we are obligated to file a registration statement covering the sale by the selling stockholders of the common stock that they may acquire in exchange for the common units of Boston Properties Limited Partnership that they received when we acquired the land on May 28, 1998. Under the terms of the registration rights and lock-up agreement, the selling stockholders may not exchange their units for common stock until after May 29, 1999. Under the registration rights and lock-up agreement, we must use reasonable efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission and to keep the registration statement continuously effective until the earliest of:

     . the date on which the selling stockholders no longer hold any exchanged common stock or any units issued in connection with the acquisition or

     . the date on which all of the exchanged common stock held or acquired in the future by the selling stockholders have become eligible for sale under Rule 144(k) of the Securities Act of 1933.

Any common stock sold by the selling stockholders pursuant to this prospectus will no longer be entitled to the benefits of the registration rights and lock-up agreements.

     The registration rights and lock-up agreement requires that we bear all expenses of registering the common stock with the exception of brokerage and underwriting commissions and taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders. We also agreed to indemnify the selling stockholders and their officers, directors and other affiliated persons and any person who controls a selling stockholder against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to limitations specified in the registration rights and lock-up agreements. In addition, the selling stockholders agreed to indemnify us and our directors, officers and any person who controls our company against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws if they result from:

     . written information furnished to us by the selling stockholders for use in the registration statement or this prospectus or any amendments to the registration statement or any prospectus supplements or

     . the selling stockholders' failure to deliver, or cause to be delivered, this prospectus or any amendments or prospectus supplements to any purchaser of common stock covered by this prospectus from the selling stockholders through no fault of ours.

                           THE SELLING STOCKHOLDERS

     The following table sets forth the number of shares of common stock and units beneficially owned by the selling stockholders as of May 13, 1999, the number of shares of common stock covered by this prospectus and the total number of shares of common stock and units which the selling stockholders will beneficially own upon completion of this offering. This table assumes that the selling stockholders exchange for common stock all of the units issued by Boston Properties Limited Partnership in connection with our acquisition of a parcel of land in Montgomery County, Maryland, and that the selling stockholders offer for sale all of those common stock.

     The common stock offered by the prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledges, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, as of May 13, 1999 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock or units from time to time after the date of this prospectus.

                                          Common stock         Units
                                          Beneficially      Beneficially                          Common stock and
                                           Owned as of      Owned as of       Common stock        Units to be Owned
       Name                              May 13, 1999(1)  May 13, 1999(2)   Offered Hereby(3)     After Offering(4)
-------------------                      ---------------  ---------------  --------------------  -------------------
Amy S. Rubenstein                                 0            6,458                 6,458                    0

Beth Dana Rubenstein                              0            6,458                 6,458                    0

Barton S. Rubenstein                              0            6,458                 6,458                    0

Lishil Enterprises Limited Partnership            0           20,697                20,697                    0

Dawson Enterprises Limited Partnership            0           40,073                40,073                    0

Tower Capital, LLC                                0          512,772               512,772                    0
                                          ---------          -------               -------           ----------
TOTAL                                             0          592,916               592,916                    0
                                         ==========          -------               =======           ----------

_______________________________
(1) Does not include common stock that may be issued in exchange for units beneficially held as of May 13, 1999.

(2) All units listed in this column may be exchanged, under circumstances set forth in the partnership agreement of Boston Properties Limited Partnership, for an equal number of shares of common stock. All information is as of May 13, 1999.

(3) These shares of common stock represent the common stock that the selling stockholders may acquire upon presentation of the units for redemption. Such redemption may occur at any time after May 29, 1999.

(4) Assumes that all common stock issuable upon redemption of the units will be sold by the selling stockholders. In the case of each selling stockholder, the percentage of our common stock that will be held by such selling stockholder (assuming all remaining units held by such person are presented for redemption and are exchanged for common stock) after completion of this offering will be less than one percent (1%). The total number of shares of common stock outstanding used in calculating such percentage (i) is based on the total number of shares of common stock outstanding as of May 13, 1999 (63,548,144 shares) and (ii) assumes that none of the remaining units held by other persons will be exchanged for common stock.

                                USE OF PROCEEDS

     We will not receive any of the proceeds of the sale by the selling stockholders of the common stock covered by this prospectus.

                             PLAN OF DISTRIBUTION

     This prospectus relates to the possible sale from time to time of up to an aggregate of 592,916 shares of common stock by the selling stockholders, or any of their pledgees, donees, transferees or other successors in interest. If the selling stockholders present units to Boston Properties Limited Partnership for redemption, we may, at our election, acquire such units in exchange for common stock in accordance with the terms of Boston Properties Limited Partnership's agreement of limited partnership, as amended. We are registering the common stock pursuant to our obligations under the registration rights and lock-up agreement, but the registration of the common stock does not necessarily mean that any of the common stock will be offered or sold by the selling stockholders.

     The distribution of the common stock may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Any underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Underwriters may sell the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters under the Securities Act of 1933, and any profit on the sale of the common stock by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. At any time a particular offer of common stock is made by the selling stockholders, a prospectus supplement, if required, will be distributed that will, where applicable:

     .  identify any underwriter, dealer or agent;

     . describe any compensation in the form of discounts, concessions, commissions or otherwise received by each underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

     .  identify the amounts underwritten;

     . identify the nature of the underwriter's obligation to take the common stock; and

     .  provide any other required information.

     The sale of common stock by the selling stockholders may also be effected by selling common stock directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling stockholders or may purchase from the selling stockholders all or a portion of the common stock as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the New York Stock Exchange or other exchanges on which the common stock are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

     Common stock may also be sold in one or more of the following transactions:

     . block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

     . purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to any supplement to this prospectus;

     . a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules;

     . ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

     . sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and

     . sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

     In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the common stock which is not expected to exceed that customary in the types of transactions involved.

     To comply with applicable state securities laws, the common stock will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, common stock may not be sold in some states unless they have been registered or qualified for sale in the state or an exemption from such registration or qualification requirement is available and is complied with.

     All expenses relating to the offering and sale of the common stock, other than commissions, discounts and fees of underwriters, broker-dealers or agents, will be paid by us. We have agreed to indemnify the selling stockholders against some losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act of 1933. See "Registration Rights of the Selling Stockholders."

                                    EXPERTS

     The financial statements and schedules for the year ended December 31, 1998 referred to and incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by PricewaterhouseCoopers LLP, independent public accountants. These audited financial statements are incorporated in this prospectus by reference in reliance upon the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing in giving those reports.

                                 LEGAL MATTERS

     Certain legal matters, including the validity of the common stock offered through this prospectus, will be passed upon for us by Goodwin, Procter & Hoar LLP. Gilbert G. Menna, the sole stockholder of Gilbert G. Menna, P.C., a partner of Goodwin, Procter & Hoar LLP, serves as an Assistant Secretary of Boston Properties. Certain partners of Goodwin, Procter & Hoar LLP or their affiliates, together with Mr. Menna, own approximately 20,000 shares of the our common stock. Goodwin, Procter & Hoar LLP occupies approximately 26,000 square feet at 599 Lexington Avenue, New York, NY under a lease with Boston Properties that expires in 2002.

                            VALIDITY OF COMMON STOCK

     The validity of the common stock we are offering will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

================================================     ===========================

     You should rely only on the information                 592,916 Shares
contained in this prospectus, incorporated                  of Common Stock
herein by reference or contained in a
prospectus supplement. Neither we nor the
selling stockholders have authorized anyone
else to provide you with different or                   Boston Properties, Inc.
additional information. The selling
stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.




================================================     ===========================

               --------------------

                TABLE OF CONTENTS

                                           Page
                                           ----
Prospectus Summary........................   2
Where You Can Find More Information.......   4
Incorporation of Documents By Reference...   4            --------------------
Forward-Looking Statements................   5
Our Company...............................   6                 Prospectus
Description of Common Stock...............   7
Limits on Ownership of Stock..............  11            --------------------
Important Provisions of Delaware Law and
   Our Certificate of Incorporation and
   Bylaws.................................  13
Federal Income Tax Considerations and
   Consequences of Your Investment........  16
Registration Rights of the Selling
   Stockholders...........................  19
The Selling Stockholders..................  20
Use of Proceeds...........................  21
Plan of Distribution......................  21
Experts...................................  22               June __, 1999
Legal Matters.............................  22
Validity of Common Stock..................  22

               --------------------

================================================     ===========================

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

    Registration fee -- Securities and Exchange Commission..   $ 5,795
    Accountants' fees and expenses..........................     5,000
    Blue Sky fees and expenses..............................     1,500
    Legal fees and expenses (other than Blue Sky)...........     7,500
    Printing expenses.......................................     2,000
    Miscellaneous...........................................     1,705
                                                               -------
    TOTAL...................................................   $23,500
                                                               =======

     All expenses in connection with the issuance and distribution of the securities being offered shall be borne by Boston Properties, Inc.

Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

     Our certificate of incorporation and bylaws provide certain limitations on the liability of our directors and officers for monetary damages to Boston Properties. Our certificate of incorporation and bylaws obligate Boston Properties to indemnify its directors and officers, and permit Boston Properties to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to Boston Properties and our stockholders against these individuals.

     Our certificate of incorporation limits the liability of our directors and officers to Boston Properties to the fullest extent permitted from time to time by the Delaware General Corporation Law. The Delaware General Corporation Law permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The Delaware General Corporation Law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. The provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Our bylaws provide that our directors and officers will be, and, in the discretion of the board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of Boston Properties. Our bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

     We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other matters, that we indemnify our directors and officers to the fullest extent permitted by law and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and may cover directors and officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of directors or our stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

Item 16.  Exhibits.
          --------

 4.1 Amended and Restated Certificate of Incorporation of Boston Properties, Inc. (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 33-25279)).

 4.2 Amended and Restated Bylaws of Boston Properties, Inc. (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 333-25279)).

 4.3 Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership (incorporated herein by reference to Boston Properties, Inc.'s Current Report on Form 8-K dated June 30, 1998, filed with the Commission on July 15, 1998).

 4.4 Shareholder Rights Agreement dated as of June 16, 1997 between the Company and BankBoston, N.A., as Rights Agent (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 333-25279)).

 5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities and interests being registered.

*8.1  Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

23.1  Consent of PricewaterhouseCoopers LLP, Independent Public Accountants.

23.2 Consent of Goodwin, Procter & Hoar LLP (included as part of Exhibits 5.1 and 8.1).

24.1 Powers of Attorney (included on the signature page of the Registration Statement as filed).

99.1 Registration Rights and Lock-Up Agreement, dated May 28, 1998, by and among Boston Properties, Inc., Amy S. Rubenstein, Beth Dana Rubenstein, Barton S. Rubenstein, Lishil Enterprises Limited Partnership, Dawson Enterprises Limited Partnership and Tower Capital, LLC.

*To be filed by amendment.

Item 17.  Undertakings.
          ------------

     (a) Boston Properties, Inc. hereby undertakes:

         (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by Boston Properties pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Boston Properties hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Boston Properties' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Boston Properties pursuant to the foregoing provisions, or otherwise, Boston Properties has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Boston Properties of expenses incurred or paid by a director, officer or controlling person of Boston Properties in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Boston Properties will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Boston Properties, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on this 11th day of June, 1999.

                            BOSTON PROPERTIES, INC.


                            By:  /s/ Edward H. Linde
                                 ---------------------------------------------
                                 Name:  Edward H. Linde
                                 Title:  President and Chief Executive Officer

     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Mortimer B. Zuckerman, Edward H. Linde and David G. Gaw as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                        Title                        Date
        ---------                        -----                        ----
/s/ Mortimer B. Zuckerman     Chairman of the Board of Directors  June 11, 1999
---------------------------
Mortimer B. Zuckerman


/s/ Edward H. Linde           President and Chief Executive       June 11, 1999
---------------------------   Officer, Director (Principal
Edward H. Linde               Executive Officer)


/s/ David G. Gaw              Chief Financial Officer (Principal  June 11, 1999
---------------------------   Financial Officer and Principal
David G. Gaw                  Accounting Officer)


/s/ Alan J. Patricof          Director                            June 11, 1999
---------------------------
Alan J. Patricof


/s/ Ivan G. Seidenberg        Director                            June 11, 1999
---------------------------
Ivan G. Seidenberg


/s/ Martin Turchin            Director                            June 11, 1999
---------------------------
Martin Turchin


/s/ Alan B. Landis            Director                            June 11, 1999
---------------------------
Alan B. Landis


/s/ Richard E. Salomon        Director                            June 11, 1999
---------------------------
Richard E. Salomon


                                 EXHIBIT INDEX

Exhibit No.            Description
-----------            -----------
 4.1         Amended and Restated Certificate of Incorporation of Boston
             Properties, Inc. (incorporated herein by reference to Boston
             Properties, Inc.'s Registration Statement on Form S-11
             (File No. 33-25279)).

 4.2         Amended and Restated Bylaws of Boston Properties, Inc.
             (incorporated herein by reference to Boston Properties, Inc.'s
             Registration Statement on Form S-11 (File No. 333-25279)).

 4.3         Second Amended and Restated Agreement of Limited Partnership of
             Boston Properties Limited Partnership (incorporated herein by reference to Boston Properties, Inc.'s Current Report on Form 8-K dated June 30, 1998, filed with the Commission on July 15, 1998).

 4.4         Shareholder Rights Agreement dated as of June 16, 1997 between the
             Company and BankBoston, N.A., as Rights Agent (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on
             Form S-11 (File No. 333-25279)).

 5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities and interests being registered.

*8.1         Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

23.1         Consent of PricewaterhouseCoopers LLP, Independent Public
             Accountants.

23.2         Consent of Goodwin, Procter & Hoar LLP (included as part of
             Exhibits 5.1 and 8.1).

24.1 Powers of Attorney (included on the signature page of the Registration Statement as filed).

99.1 Registration Rights and Lock-Up Agreement, dated May 28, 1998, by and among Boston Properties, Inc., Amy S. Rubenstein, Beth Dana
             Rubenstein, Barton S. Rubenstein, Lishil Enterprises Limited
             Partnership, Dawson Enterprises Limited Partnership and Tower
             Capital, LLC.

*To be filed by amendment.